AMENDMENT TO ARTICLES OF INCORPORATION AS FILED WITH THE
                         COLORADO SECRETARY OF STATE.

                                 AMENDMENT TO

                                      THE

                          ARTICLES OF INCORPORATION

                                      OF

                                BOEING RUN INC.


     The undersigned, who are all the directors of the corporation, who are all more than eighteen years of age, do hereby approve the amendment to the Articles of Incorporation pursuant to the Statutes of Colorado and adopts the following Articles of Incorporation as amended herein:

 FIRST: (AMENDED) The name of the corporation has changed to Cayenne Entertainment, Inc.

SECOND: The corporation shall have perpetual existence.

 THIRD: (a)Purposes. The nature, objects and purposes of the business to be transacted shall be to transact all lawful business for which corporations may be incorporated pursuant to the Colorado Business Corporation Act.

             (b) Powers. In furtherance of the foregoing purposes, the corporation shall have and may exercise all of the rights, powers and privileges now or thereafter conferred upon corporations organized under the laws of Colorado. In addition, it may do everything necessary, suitable or proper for the accomplishment of any of its corporation purposes.

  FOURTH:(a) (AMENDED)The aggregate number of shares which the corporation shall have authority to issue is 50,000,000 shares of common stock having no par value per share. The shares of this class of common stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter e established in accordance with the Colorado Business Corporation Act.

             (b)The corporation may also issue up to 5,000,000 shares of non-voting preferred stock having no par value. The preferred stock of the corporation shall be issued in one or more series as may be determined from time to time by the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares in a series shall be alike. Each series may vary in the following respects: (1) the rate of the dividend; (2) the price at the terms and conditions on which shares shall be redeemed; (3) the amount payable upon shares in the event of involuntary liquidation; (4) the amount payable upon shares in the event of voluntary liquidation; (5) sinking fund provisions for the redemption of shares; (6) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion; and (7) voting powers.

             (c)(AMENDED) Each shareholder of record shall have one vote for each share of stock outstanding in his/her name on the books of the corporation and entitled to vote. Cumulative voting shall not e permitted in the election of directors or otherwise.

             (d)At all meetings of shareholders, a majority of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

             (e)Shareholders of the corporation shall have preemptive rights to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

FIFTH: (AMENDED) The number of directors of the corporation shall be fixed by the bylaws. Based upon the acquisition of the Company the Board of Directors shall consist of four members. The name and address of the current Board of Directors is as follows:

          Gordon LeBlanc, Jr.               James B. Pugh
          5527 East Camelback Road          1333 W. Guadelupe Road, Suite 521
          Phoenix, Arizona 85018            Gilbert, Arizona 85233-3014

          Garth Jax                         Nelson Larkin
          6244 East Calle Camelia           1707 Division Street, Suite 100
          Scottsdale, Arizona 85251         Nashville, Tennessee 37203

SIXTH: (AMENDED) The address of the registered office of the corporation is 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203. The name of the registered agent at such address is Roger V. Davidson. The corporation may conduct part or all of its business in any other part of Colorado, of the United States or of the world. It may hold, purchase, mortgage, lease and covey real and personal property in an of such places.

SEVENTH: (AMENDED) The address of the principal office of the corporation is 5527 E, Camelback Road, Phoenix, Arizona 85018.

EIGHTH:The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

             (a)Conflicting Interest Transactions. As used in this paragraph, "conflicting interest transactions" means any of the following: (i) a loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest; (ii) a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; (iii) a contract or transaction between the corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest. No conflicting interest transaction shall be void or voidable, be enjoined, be set aside or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the corporation's Board of Directors or of the committee of the Board of Directors which authorizes, approves or ratifies a conflicting interest transaction, or solely because the director's vote is counted for such purpose if: (A) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (B) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or (C) a conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the shareholders. Common or interested directors may e counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

             (b)Loans and Guaranties for the Benefit of Directors. Neither the Board of Directors nor any committee shall authorize a loan by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest, or a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest, until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders. The requirements of this paragraph (b) are in addition to, and not in substitution for, the provisions of paragraph (a) of Article EIGHTH.

             (c)Indemnification. The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he/she is or was a director, officer, agent, fiduciary or employee of the corporation or because he/she is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

             (d)Limitation on Director's Liability. No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his/her fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for: (i) breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statues Section 7-106-401 or these Articles of Incorporation if it is established that the director did not perform his/her duties in compliance with Colorado Revised Statues Section 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of Colorado Revised Statues Section 7-106-401 or these Articles of Incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he/she may have for contribution from any other director or other person.

             (e)Negation of Equitable Interests in Shares or Rights. Unless a person is recognized as a shareholder through procedures established by the corporation pursuant to Colorado Revised Statues Section 7-107-204 or any similar law, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes permitted by the Colorado Business Act including without limitation all rights deriving from such shares, and the corporation shall not be bound to recognize any equitable or other claim to or interest in such shares or rights deriving from such shares on the part of any other person, including without limitation a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered holder of such shares or is recognized as such, whether or not the corporation shall have either actual or constructive notice of the claimed interest of such other person. By way of example and not of limitation, until such other person has become the registered holder of such shares or is recognized pursuant to Colorado Revised Statues Section 7-107-204 or any similar applicable law he shall not be entitled: (i) to receive notice of the meetings of the shareholders; (ii) to vote at such meetings; (iii) to examine a list of the shareholders; (iv) to be paid dividends or other rights deriving from such shares against the corporation. Nothing contained herein will be construed to deprive any beneficial shareholder, as defined in Colorado Revised Statues Section 7-113-101(1), of any right he/she may have pursuant to Article 113 of the Colorado Business Corporation Act or any subsequent law.

NINTH:  The name and address of the original incorporator is:

     Cheryl L. Jett
     1700 Lincoln St., Suite 1800
     Denver, CO 80203

DATED the 25th day of April, 2001.



/s/ Gordon LeBlanc, Jr.                     /s/ Jim B. Pugh
Gordon LeBlanc, Jr. Chairman of the Board   Jim B. Pugh - Director & Secretary



/s/ Garth Jax                               /s/ Nelson Larkin
Garth Jax - Director                        Nelson Larkin - Director